SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                December 18, 2000

                           ONE WORLD ONLINE.COM, INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
                 (State or other jurisdiction of incorporation)

            0-31771                                 87-0411771
    (Commission file number)               (IRS employer identification no.)

        4778 North 300 West, Suite 200, Provo, Utah           84604
         (Address of principal executive offices)           (Zip code)


                                 (801) 852-3540
              (Registrant's telephone number, including area code)


                   This document contains a total of 10 pages.
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Item 5. Other Events.

         The following highlights and updates the current operations and prospects of One World Online.com, Inc.

Special Caution About Forward Looking Statements

         This report contains statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "will," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar words and expressions. One World Online intends the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that describe One World Online's future strategic plans, goals, or objectives are also forward-looking statements.

Overview

         One World Online.com, Inc. is implementing and refining a business model to build an Internet community that combines the power of relationship marketing with a loyalty incentive rebate in "Shopping Dollars" that are earned as products and services are purchased. To date, most of One World Online's revenues have been derived from initiating its relationship marketing organization and providing Internet-related services to consumers. One World Online anticipates that, in the future, an increasing portion of its revenues will be derived from the sales to consumers of proprietary products and products offered by affiliated retailers. One World Online continually reviews and updates the products and services it sells as well as the details of its Shopping Dollars loyalty incentive program.

         One World Online has built and seeks to enhance an online community valued by its members through a relationship marketing model based on independent representatives called Internet Marketing Consultants, or IMCs. One World Online IMCs introduce new customers to the Internet and e-commerce market by offering a one-stop source for Internet solutions and access to Internet shopping. These IMCs share in the revenues of the One World Online Internet community under One World Online's unique relationship marketing model.

         One challenge of online shopping is that of creating customer loyalty in a cyberworld where customers move from one web retailer to the next with a click of their mouse. One World Online is seeking to use the collective power of uniting individuals through relationship marketing and loyalty incentives called Shopping Dollars. For example, One World Online matches the current monthly charge of $21.95 for its ISP services, Shopping Dollar-for-dollar, by crediting
22.00 Shopping Dollars to the customer's personal Shopping Dollar account. As a result, One World Online advertises that its ISP customers receive their ISP service "virtually free" every month. One World Online products, such as One World Online Connect ISP service, eMarketing sites, and web hosting, are eligible for up to a 100% Shopping Dollars rebate. Shopping Dollars may then be redeemed for retail priced products in the One World Online Member Store.

         One World Online's community members also earn loyalty rebates in Shopping Dollars on purchases of One World Online proprietary products as well as on purchases from online affiliate retailers such as BordersBooks.com, NordstromRack.com, DisneyStore.com, Dell, Walmart.com, and approximately 70 others. One World Online is constantly expanding its proprietary products on which it currently awards up to 100% of the retail price in Shopping Dollars. This effort is designed to attract new customer purchases and increase the portion of One World Online's revenues derived from proprietary product sales. One World Online is also constantly adding and removing the affiliate merchants at which its members can earn Shopping Dollars. A customer can currently earn up to 50% of the purchase price in Shopping Dollars from products sold by affiliate retailers.

         One World Online believes its customers will become more loyal to One World Online through the value offered by its products, services, affiliates merchant program, and Shopping Dollar program. One World Online's goal is to generate customer enthusiasm and loyalty as a customer earns and redeems free Shopping Dollars. Currently, One World Online offers over 1,100 items in its exclusive Member Store that can be purchased by redeeming Shopping Dollars. One World Online continually reviews the services it provides, rates charged, and

Shopping Dollars awarded to update its product and service offerings, consider competitive factors, and provide appropriate loyalty incentives.

Marketing Strategy

         One World Online's market strategy is to provide value to:

         o the customer through person-to-person service and our unique Shopping Dollars program;

         o product suppliers and affiliated retailers through an extended community of loyal consumers;

         o        stockholders by building long term  profitability  and growth;
                  and

         o the world community through a founding principle of charitable service.

Relationship Marketing

         To expand One World Online's subscriber and member base, One World Online instituted a relationship marketing program in the first quarter of 1999 as an approach within the Internet service provider, virtual community, loyalty incentive, and web site development and hosting industries. The program is designed to establish and expand a network of independent entrepreneurs called Internet Marketing Consultants, or IMCs, to sell One World Online's products and services. In general, each IMC is paid a commission for selling One World Online's products and services, plus a residual commission on the subsequent purchase of products by shoppers introduced to the One World Online community by the IMC. IMCs are also paid a commission on the purchases made by customers of other IMCs that are in an IMC's organization. One World Online believes that using IMCs to sell its products and services assists One World Online in lowering its cost of customer acquisition, reduces variable technical support costs by using IMCs to aid in the set-up and maintenance of new customers, and reduces customer turnover as the result of the customer's loyalty to his or her IMC.

         One World Online believes its IMC opportunity is particularly well suited for individuals who possess strong sales skills and are motivated by the prospect of supplementing their sources of income under a flexible work schedule. One World Online primarily encourages its IMCs to increase the number and volume of purchases by its customers rather than merely establish additional IMCs. IMCs are not required to purchase significant amounts of product inventory. The amount of the commission paid to an IMC sponsor in connection with the sale of a product or service varies according to the product purchased and the sponsor rank within the relationship marketing organization. As the program continues to expand and mature, the total amount of commission One World Online pays to IMCs for each sale will increase. However, One World Online believes that such commissions are less than the costs for new customer acquisitions through traditional sales and marketing activities. One World Online's relationship marketing program is also more advantageous than other sales and marketing activities used to sell web-related products such as banner ads and traditional print, television and radio advertising--because One World Online does not pay customer acquisition costs to IMCs until after the sale is made.

Products and Services

     A.  Internet Related Products and Services

         1. The One World Online Community Membership Shopping Dollars Loyalty Incentive Program

         The One World Online Community Membership consists of shopping, information, education, and entertainment areas. The One World Online Community Membership shopping feature is built upon the "Spend Your Money Twice" loyalty incentive program. This incentive pays up to a 100% Shopping Dollar rebate of what a member may spend on One World Online's proprietary products and up to a 50% Shopping Dollar rebate for products purchased from over 70 online affiliate merchants such as BordersBooks.com, NordstromRack.com, DisneyStore.com, Dell, Walmart.com, and numerous other top quality online retailers. One World
Online's proprietary products, One World Online's list of affiliates merchants and the products offered by affiliates change frequently. Community members receive access to a number of services, including valuable product offers, up to

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eight e-mail accounts, a personal web page, and news. One World Online regularly reviews and revises the benefits provided to community members. The current price for a One World Online Community Membership is $49.95 per year, which price may be changed at the discretion of One World Online. Currently, ePassport holders and One World Online Connect ISP customers each receive their first year's membership free as part of their ePassport Benefits Package or ISP service.

         One World Online products carry with them a Shopping Dollar rebate of up to 100% of the purchase price. These products include the ePassport Benefits Package, ISP monthly service, Invitation Only products, other proprietary retail products sold in the One World Online community store, the IMC eMarketing Site (both creation and monthly hosting) and e-commerce sites (both creation and monthly hosting). Shopping Dollars are redeemable in the Member Store within the One World Online community for high margin, retail priced products. One World Online believes its Shopping Dollars program will build customer loyalty leading to increased sales by giving customers a greater incentive to purchase products that accrue Shopping Dollars. One World Online also believes the process of redeeming Shopping Dollars in the One World Online exclusive Member Store will help customers feel more comfortable buying online with One World Online and its affiliate merchants.

         Although the Member Store is primarily a redemption center for customers to redeem their accrued Shopping Dollars, it is also a potential revenue center for One World Online. The product selection is diverse, with prices ranging from less than 20 Shopping Dollars to a wide selection of products that are priced for hundreds of Shopping Dollars. If a customer does not have enough Shopping Dollars to purchase their item of choice, they can still receive the value from their Shopping Dollars by redeeming them for the product they want, and paying the difference in US Dollars. This will potentially lower the overall cost of the Shopping Dollar program and is currently a unique benefit of One World Online's Shopping Dollar redemption model.

         Although One World Online reserves the contractual right to terminate this program at any time, termination of the program would have a material adverse effect on One World Online and its relationship with its customers and independent IMCs. There is no guarantee that One World Online's Shopping Dollar program will be successful.

         The One World Online Community information, education, and entertainment areas are represented by a Learning Center, web search utilities, news, arcade, horoscopes, weather, e-mail, Internet Radio Channels, a regular shopping area, and a Member Store. For instance, the Learning Center includes over 400 online courses as well as a library of books available at no cost. The web search capability is powered by Northern Light Technology, Inc.'s patented classification technology that displays results in "search folders." These areas and services provide an environment where individuals can obtain and share information and ideas, and where they have input regarding new community features and goals. One World Online regularly revises the products and services it makes available to community members.

         2. ePassport Benefits Package

         In August 2000, One World Online launched a new benefits package under the name "ePassport" to communicate the value of the One World Online Community and the value of Shopping Dollars to a broad consumer market. ePassport purchasers receive many benefits such as:

         o a free, one-year membership to the One World Online community (a $49.95 value), which includes the ability to participate in One World Online's "Spend Your Money Twice" Shopping Dollars loyalty incentive program;

         o eligibility to purchase One World Online's "Invitation Only" line of products (which are described below);

         o eligibility to participate in the OWOL Online Wireless "Earn While you Talk" Cell Phone Plan in which a customer can earn up to 25% of the wireless charges in Shopping Dollars. The wireless service is provided on the Sprint PCS(R) Network;

         o eligibility to purchase the ePassport Travel Club book containing coupons for free air travel and over $6,000 in savings on trips, cruises, airfare, movies and entertainment for only 25 Shopping Dollars;

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

         o eligibility to win a cruise for two in drawings that are held twice per month;

         o eligibility to purchase a monthly bonus buy and participate in other online discounts and coupons totaling at least $1,500 in savings;

         o family members of ePassport holders are eligible to apply for an annual $5,000 college scholarship;

         o a paid one-year, ten-issue subscription to Success Magazine published by Success Publishing, Inc.; and

         o several free online courses and eligibility to purchase additional online course groups for only 100 Shopping Dollars (each course groups contains between 35 and 120 individual courses).

         Purchasers of the ePassport are credited with 125 Shopping Dollars, the full purchase price, that can be spent in One World Online's Member Store. This is the basis for One World Online's advertisement that the purchase of the ePassport is "virtually free" to the customer.

         One World Online sells ePassports wholesale to its IMCs for $100, who in turn resell them for $125 either online from an IMC's personal eMarketing Site or directly in a person-to-person sale.

         3. OWOL Online Connect

         One World Online provides national ISP service pursuant to its agreements with nationwide Internet service providers PSINet and a subsidiary of IKANO Communications, Inc. Through these arrangements, One World Online can provide its customers with over 2,300 local access numbers that cover approximately 92% of the United States population. One World Online currently awards Shopping Dollars in an amount equal to the fee it charges for unlimited, national ISP service. Currently One World Online charges $21.95 per month for ISP services and awards the customer 100 Shopping Dollars on the initial ISP signup (with a three month commitment) and 22 Shopping Dollars each month.

         One World Online pays a significant portion of the revenue it receives for ISP service to its IMCs for having brought the ISP subscriber to One World Online. These payments are in the form of one-time, bonus payments and monthly, shared revenue payments. One World Online believes that its ISP compensation program significantly advances the marketing efforts of its other products, including sales of ePassport Benefits Packages, Invitation Only Products, proprietary products and sales through affiliate merchants.

         4. IMC eMarketing and e-Commerce Web Site Creation, Sales, and Hosting

         One World Online sells a variety of web site solutions via its IMCs, including the IMC eMarketing Web Site, which helps IMCs build their One World Online business. The IMC eMarketing Web Site contains a host of marketing content and presentations that are updated and improved frequently to help IMCs attract new retail customers and sell products to these customers. Currently, the Invitation Only products are only sold on IMC eMarketing Web Sites. The IMC eMarketing Site also sells ePassport Benefits Packages and the One World Online Connect ISP service. In addition, each site supports the IMC in his or her efforts to expand their business by attracting new IMCs and managing the IMC's One World Online business. Each IMC eMarketing Web Site includes a domain selected by the IMC and is semi-customizable. One World Online receives significant revenues based on the sale of IMC eMarketing Sites, as well as the monthly hosting charges. One World Online expects its sales will be come primarily for the sale of products to customers as opposed to recruitment of IMCs.

         One World Online also offers a premier e-commerce web site marketed as a "Full-Solution E-Commerce Web Site." Full-solution e-commerce web sites are industry specific sites developed by One World Online. The term "full-solution" refers to the web site's capacity to fill a substantial portion of a small business's e-commerce and information needs. Web site templates are designed for real estate brokers and companies, small business entrepreneurs, and medical professionals. In addition to initial charges, One World Online receives revenues for monthly hosting.

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

         One World Online also provides other web development services, including domain name registration and programming services.

     B.  Community Membership Shopping

         One World Online is seeking to increase the proportion of its revenue derived from sales of products to community Members. One World Online offers its Community Members access to Internet shopping for a wide range of products offered by affiliate retailers such as BordersBooks.com, NordstromRack.com, DisneyStore.com, Dell, Walmart.com, and approximately 70 others. One World Online expects that it will increase the number and variety of affiliate retailers as its membership increases. Generally, One World Online receives a commission on all purchases from affiliate retailers, and awards Shopping Dollars for a portion of the sale price as designated by One World Online.

         Shopping Dollars may be redeemed only for One World Online's select products offered at its online Member Store. Currently, One World Online offers over 1,100 items for Shopping Dollar redemption. One World Online determines the amount of Shopping Dollars awarded on each transaction based on the net commission received from the affiliate retailer and cost of goods sold in the Member Store to ensure a positive gross margin on virtually every transaction.

         "Invitation Only" Product Line. On December 6, 2000, One World Online introduced a line of Invitation Only proprietary products that are currently sold only to ePassport holders. One World Online believes that the Invitation Only product line will become a significant part of achieving its goal of redirecting at least $100 of consumer spending each month to One World Online. The Invitation Only line of products are a select group of quality, proprietary products that both: a) are competitively priced for the customer and b) contain sufficient margins for One World Online to permit significant commissions for its IMCs and still rebate a significant amount of Shopping Dollars (currently 50% of the purchase price) to the consumer.

         The initial group of Invitation Only products includes the following product lines:

         o Nature's VitaSource(TM) whole-food nutritional supplements are formulated specially for Nature's VitaSource by Douglas Grant and are exclusively distributed by One World Online. Mr. Grant has significant experience in the formulation of nutritional products, has trained thousands of health professionals throughout the United States on the subject of nutrition, and acts as nutritional advisor to many NBA players and top athletes from other sports.

         o Nature's SpaSelect(TM) line offers a wide selection of personal care items, including skin care, hair, bath and body, and specialty treatment products, that are distributed under the Nature's SpaSelect(TM) label and are exclusively distributed by One World Online. One World Online believes that what sets this line apart from competitors is that the products are formulated with 15% to 99% pure aloe vera.

         o First Harvest line of good tasting soups and entrees that are significant sources of vitamins and minerals. All meals can be conveniently prepared simply by boiling water and simmering for 20-30 minutes, or cooking in the microwave. No mixing of ingredients or following recipes is required.

         One World Online intends to expand and improve the Invitation Only line of proprietary products over time by increasing the number of product categories and expanding the products offered in each category. Moreover, One World Online continuously reviews the products it offers, pricing, and the Shopping Dollars awarded to update its product offerings, consider competitive factors, and provide appropriate loyalty incentives.

Strategic Relationships

         One World Online believes that establishing complementary strategic relationships are key to its growth. One World's current strategic relationships include the following:

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         o        PSINet  and an IKANO  Communications,  Inc.  subsidiary  offer local telephone numbers through which subscribers can access the Internet in large metropolitan service areas and broad segments of the U.S.

         o Netsurfer, Inc. provides One World Online customized ISP subscriber acquisition and management software.

         o One World Online uses the services of industry-leading companies that facilitate partnering relationships between e-commerce companies. Through these companies, One World Online has access to hundreds of potential top online retailers from which One World Online can choose potential affiliate merchants.

         o One World Online has established relationships with several wholesalers and manufacturers for the products that One World Online offers in its Member Store and other proprietary products that it sells on the One World Online community. One World Online also has several relationships with manufacturers for the private labeling of certain products, including some of the Invitation Only products. Instead of manufacturing its own retail products, One World Online seeks to resell existing, quality products from proven manufacturers and wholesalers. Where possible, One World Online has established relationships with wholesalers where products are virtually fulfilled, thus eliminating the necessity to stock inventory for these products resulting in improved inventory turn ratios.

         One World Online intends to continue to increase and improve its strategic alliances to expand the number and variety of products and services it provides, increase and improve the benefits to the One World Online community members, and improve incentives to its IMCs and members.

Government Regulation of Direct Selling and Network Marketing Activities

         Direct selling activities are regulated by various governmental agencies. These laws and regulations are generally intended to prevent; fraudulent or deceptive schemes, often referred to as "Pyramid," "Ponzi," or "chain sales" schemes, that promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods (with recruiting being the primary focus), and/or do not involve legitimate products. Generally, these laws are directed at ensuring that product sales ultimately are made to customers and that advancement within such sales organizations is based on sales of the enterprise's products, rather than recruitment in such organizations or other nonretail sales-related criteria. Where required by law, One World Online attempts to obtain approval of its network marketing system, or where such approval is not required or available, the favorable opinion of independent counsel, as deemed necessary, as to regulatory compliance.

         The Federal Trade Commission and state attorneys general regulate the network or relationship marketing system of One World Online. One World Online remains subject to the risk that, in one or more of its present or future markets, its marketing system or the conduct of certain of its independent IMCs could be found not to be in compliance with applicable laws and regulations. Failure by One World Online or its independent IMCs to comply with these laws and regulations could have a material adverse effect on One World Online in a particular market or in general. Any or all of such factors could adversely affect the way One World Online does business and could affect One World Online's ability to attract potential and customers or to enter new markets.

One World Online's Value to the World Community

         One of the objectives of the founders of One World Online was to use One World Online's success as a catalyst for community improvement. To this end, the founders created the One World Online Charitable Foundation ("OWOCF") and the One World Online University and endowed these organizations with shares of common stock of One World Online. OWOCF also receives the benefit of the first distributor position that is frontline to One World Online in its relationship marketing organization. This means that OWOCF receives a monthly payment from One World Online based on the sales of the IMCs below the OWOCF position. These payments could be as much as 22% of the shared revenue paid out to the independent IMCs of One World Online, however, the actual percentage paid to OWOCF will likely be significantly less in any given month.

         OWOCF has provided support to the National Kidney Foundation of Utah, Special Olympics, and HELP International's Microcredit Program in Honduras. A primary focus of the OWOCF is support of the "Quest for the

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'Gift of Life' Foundation," which is committed to saving lives by increasing the availability of transplant organs and tissue.

Financial Highlights

         The following summary financial information should be read in conjunction with One World Online's financial statements included in its quarterly report on form 10-Q for the quarter ended September 30, 2000 (unaudited), and its annual report on Form 10-KSB for the fiscal year ended June 30, 2000.

                                                                 Three Months                Years Ended
                                                                Ended Sept. 30                 June 30
                                                           -------------------------- --------------------------
                                                              2000          1999          2000         1999
                                                           ------------  ------------ ------------- ------------
                                                                 (in thousands, except per share amounts)

Statement of Operations Data
  Revenue..............................................      $   1,458      $   318      $  2,169     $    460
  Cost of sales........................................            306          402         1,045          245
                                                           ------------  ------------ ------------- ------------
     Gross margin......................................          1,152          (84)        1,124          215

  Distributor incentives...............................            599          117           932          142
  Selling, general and administrative expenses.........          2,231        1,159         6,695        1,786
  Other income (expense) ..............................            (32)          42          (183)          44
                                                           ------------  ------------ ------------- ------------
     Loss before income taxes..........................         (1,710)      (1,318)       (6,686)      (1,669)
  Income tax benefit...................................              -            -             -            -
                                                           ------------  ------------ ------------- ------------
     Net loss..........................................       $ (1,710)    $ (1,318)     $ (6,686)    $ (1,669)
                                                           ============  ============ ============= ============

  Loss per common share--basic and diluted..............         (0.11)       (0.09)        (0.43)       (0.26)

  Weighted average shares outstanding..................         15,794       15,475        15,523        6,400

Balance Sheet Data
  Working Capital (deficit) ...........................      $    (928)   $   1,798      $   (483)   $   3,285
  Total assets.........................................          2,003        2,822         1,940        4,157
  Total liabilities....................................          3,762          236         3,125          253
  Accumulated deficit..................................        (10,215)      (2,987)       (8,505)      (1,669)
  Total stockholders' equity (deficit).................         (1,759)       2,586        (1,185)       3,904

To date, One World Online has focused primarily on initiating its IMC network, increasing its customer/member base, developing its Shopping Dollar rebate loyalty program, adding ISP customers, developing its line of IMC eMarketing and e-commerce web sites, building the One World Online Community and related software, building a high-performance, scaleable hardware infrastructure, hiring capable personnel, developing its marketing plan, developing technology and e-commerce solutions and raising capital.

    Operating Trends

         One World Online's revenues continue to grow. As revenues grow, One World Online estimates that its cost of sales as a percentage of revenue will continue to decline. One World Online expects that, in the future, cost of sales and distributor expenses will generally fluctuate with sales. To date, sales have been comprised primarily of revenues from IMC eMarketing web site creation and hosting, sales of ePassport Benefits Packages, and ISP service. One World Online will look to the One World Online.com Community Membership and Shopping Dollars rebate program, Invitation Only product sales, commissions from retail sales at affiliate merchants, and other services and consumer product sales for future sales revenues.

         Selling, general, and administrative costs are likely to increase due to Shopping Dollar expense associated with One World Online's loyalty incentive program and payroll costs as increased personnel are required.

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    Liquidity and Capital Resources

         Since inception, One World Online has financed its operations primarily through the private placement of its common stock and debt securities.

         One World Online's capital requirements depend on numerous factors, including market acceptance of One World's web site, technical services, online community, ISP service, and product sales. Capital requirements also depend on the amount of resources needed for its product development programs.

         As of September 30, 2000, One World had an estimated $863,026 in Shopping Dollar obligations that comprise part of One World Online's reported accrued liabilities. One World is also highly dependent on its IMCs' ability to market its products and services. For the foreseeable future, One World expects to experience an increase in its capital expenditures and operating expenses consistent with the growth of its operations and staffing. There can be no assurance, however, that One World Online will continue to grow, or that its products and services will be accepted by the market place.

         One World Online has borrowing arrangements in place to borrow an aggregate of $2,000,000 under convertible loan arrangements with an affiliate. As of December 11, 2000, $1,300,000 remained available for drawdown under these arrangements.

         One World Online had $738,000 in cash and cash equivalents as of September 30, 2000. One World Online believes that existing funds, funds available under its borrowing arrangements, and anticipated revenues will be sufficient to support its operations through March 2001. Currently, One World Online requires cash to fund its continuing operations, product inventory, Shopping Dollar redemptions, technology upgrades and other working capital needs. One World Online estimates that it will require between approximately $2.0 and $3.0 million in capital from external sources to fund its ongoing requirements between March and December 2001. One World Online may attempt to accelerate the implementation of its business model by raising capital in addition to the required $2.0 to $3.0 million. One World Online expects to generate sufficient revenue from operations to cover its estimated cash requirements beginning in mid 2001. As in the past, in order to obtain its required capital, One World Online will rely principally on the sale of securities, either to unaffiliated parties or to its officers, directors, and principal stockholders.

         One World Online has no firm commitments to obtain additional financing, and there can be no assurance that additional financing will be available on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on One World Online, including possibly requiring One World Online to significantly curtail or cease its operations.

One World Online's Projected Growth

         One World Online's goals for growth are based on its plan to increase the amount and proportion of revenue derived from ongoing retail product sales to its members. In order to accomplish this growth, One World Online will seek to expand substantially its network of IMCs and help them increase their customers' volume of purchases of One World Online's proprietary products as well as products from affiliate retailers. One World Online believes that the relationship marketing model it is developing will support accelerating growth as its IMC network gains critical mass.

         Based on these assumptions and assumed accelerating growth of One World Online's relationship marketing model, in September 2000 One World Online targeted revenue of approximately $17.1 million with a loss of about $2.6 million for the fiscal year ended June 30, 2001, as compared to revenue of $2.2 million and a $6.7 million loss for the last fiscal year. As the accelerating growth of One World Online's relationship marketing model continues, One World Online believed it could attain revenue of over $80.0 million, with net profit of almost $11.0 million, in the fiscal year ending June 30, 2002.

         At this time, however, One World Online believes that for the quarter ending on December 31, 2000, it will not achieve the revenues targeted in the September 2000 proforma. Revenues for this quarter are now anticipated to

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be substantially less than targeted because, among other factors, One World
Online's Invitation Only product launch was delayed by approximately one month, IMC growth has been less than expected, and the rate of new customer acquisition has been less than expected. The full impact of these factors on future revenues and related profits or losses cannot be measured at this time.

         One World Online's ability to achieve its revenue, earnings, and other financial performance targets is dependent on a number of factors, including its ability to:

         o increase the portion of revenues derived from retail sales of proprietary and affiliate's products to supplement its current revenue;

         o maintain a roster of retail affiliates that provide an array of goods its members and prospective members want at prices its members and prospective members are willing and able to pay;

         o price the products and services it offers, and the related Shopping Dollars awarded, so that it remains competitive while providing effective Shopping Dollar loyalty incentives;

         o recruit, retain, incentivize, and support a growing number of independent IMCs to sell One World Online's products and services;

         o structure the Shopping Dollars loyalty program to provide benefits attractive to members, while managing financial exposure and risk;

         o develop, introduce, and support an array of new One World Online proprietary products, services, and features that will attract new IMCs and customers and increase merchandise sales;

         o effectively compete in One World Online's highly competitive industry that is dependent on the success of independent IMCs;

         o comply with all federal and state regulations and laws relating to the sale of One World Online's products, including but not limited to complying with regulation and laws relating to direct sales and network marketing;

         o obtain significant additional funding to continue operations and execute One World Online's business plan; and

         o recruit and retain an effective and productive management, technical, and related support staff to provide the services its IMCs and members require.

One World Online cannot assure that it will be able to achieve its revenue, earnings, and other financial performance targets. In addition, sales and other revenues may not commence and/or continue as anticipated due to delays or otherwise. As a result, One World Online's actual results for future periods could differ materially from those anticipated or projected.

         Please refer to "Management's Discussion and Analysis or Plan of Operation" and specifically the discussion under "Risk Factors" that is found in One World Online's Annual Report on Form 10-KSB for the year ended June 30, 2000, for more details.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              ONE WORLD ONLINE.COM, INC.




Date: December 18, 2000                       By     /s/ David N.  Nemelka
                                                  ------------------------------
                                                   David N. Nemelka
                                                   President, Chief Executive
                                                   Officer and Director

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